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                                                                    EXHIBIT 28.2


                               CHANGE IN CONTROL
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                              SEVERANCE AGREEMENT
                              -------------------

     THIS AGREEMENT is made and entered into this     day of October, 1995
                                                  ---
between House of Fabrics, Inc. (the "Company"), a Delaware corporation, and the undersigned employee of the Company ("Executive").

                                   R E C I T A L S
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     A.     Executive is employed by the Company and is also an officer of the
Company, and

     B. The Company and Executive now desire to enter into this Change in Control Severance Agreement ("Agreement").

                                   A G R E E M E N T
                                   -----------------

     THEREFORE, in consideration of the mutual promises herein contained, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree, as follows:

     1.     Definitions.  For purposes of this Agreement, the following terms
            -----------
shall have the meaning set forth below unless the context otherwise requires:

     (a) "Base Salary" shall mean Executive's annual salary including any gross-ups for fringe benefit purposes, exclusive of any bonus or incentive compensation, and shall be computed by annualizing the weekly, bi-weekly or monthly salary payment received by Executive, before withholding and voluntary contributions by Executive, immediately prior to such time. "Monthly Base Salary" shall mean one-twelfth of the base Salary at the time in question.

     (b) "Benefit Period" shall mean the period of 18 consecutive months which commences with the day next following the effectiveness of a Covered Termination (as herein defined).

     (c) "Benefits" shall mean all employee benefit plans, programs, arrangements, including (without limitation) company provided insurance (including life, medical, and long-term disability), and profit sharing plans in which Executive was entitled to participate.

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     (d)    "Company" shall mean House of Fabrics, Inc., a Delaware corporation, its subsidiaries and each of its successor enterprises that result from any merger, consolidation, sale of assets or otherwise.

     (e) A "Change in Control" shall have occurred if, with or without consent of the Board of Directors, (i) any person, enterprise, group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or other entity shall become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of at least 33.3% of the outstanding stock of the Company entitled to vote generally for the election of directors, or (ii), at any time fewer than 51% of the members of the Board of Directors of the Company shall be persons who were either nominated for election by the Board of Directors, or were elected by the Board of Directors; provided, however, that for purposes of determining whether a majority of the Board of Directors of the Company has approved such nomination or election, there shall be excluded any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company, or (iii), there shall be a sale of all or substantially all of the Company's assets or the Company shall merge or consolidate with another corporation and the stockholders of the Company immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation is such transaction (or of the parent corporation of the purchasing or surviving corporation), possessing more than 50% of the voting power (for the election of directors generally) of the outstanding stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stockholders of the Company before the transaction.

     (f) "Covered Termination" shall mean any cessation of Executive's employment by the Company that occurs in anticipation of a Change in Control, or on or after a Change in Control, other than as a result of (i) Termination for Good Cause (as hereinafter defined), (ii) Executive's death or permanent disability, or (iii) Executive's resignation without Good Reason (as hereinafter defined).

     (g) A resignation by Executive shall be with "Good Reason" if, on or after a Change in Control, (i) there has been any reduction in Executive's title or any material reduction in Executive's responsibilities from those that existed immediately prior to the Change in Control, (ii) without Executive's prior written approval (A) the Company's principal executive offices are relocated to a location outside Los Angeles County, California, or (B) the Company requires Executive to be based anywhere other than the Company's principal executive office, or his current assignment location, except for required travel on the Company's business to any extent substantially consistent with Executive's business travel obligations immediately prior to any Change in Control, (iii) there is a reduction in Executive's base Salary or Benefits from that in effect on the date hereof, or as the same may be increased from time to time, except that an across-

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the-board reduction in the salary level and benefits of all the Company's executive employee in the same percentage amount as part of a general salary level or benefits reduction of all salaried employees of the Company, shall not constitute "Good Reason", or (iv) a successor to all or substantially all of the business and assets of the Company falls to furnish Executive with the assumption agreement required by paragraph 5 hereof.

     (h) "Termination for Good Cause" shall mean and be limited to the Company's termination of Executive's employment for (i) his willful failure or refusal, without proper cause, to substantially perform his duties as an employee of the Company or (ii) his conviction for any criminal act, except that a misdemeanor conviction shall not constitute "Termination for Good Cause" unless it shall have involved misappropriate of funds or property, fraud or other similar activity which bears directly upon Executive's ability to perform faithfully his duties as an employee of the Company. Notwithstanding the foregoing, a "Termination for Good Cause" described in clause (i) of the preceding sentence shall not have occurred unless and until the Board of Directors of the Company, after reasonable notice to Executive and an opportunity for Executive, together with his counsel if desired, to be heard by the Board of Directors, finds that in the good faith opinion of a majority of the members of the Board of Directors, Executive had acted in the manner described in clause (i) of this paragraph and specifying the particulars thereof in detail.

    2.      Executive's Commitment Upon a Change in Control. If a Change in
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Control shall occur, Executive may agree to remain in the employ of the Company provided that, (1) Executive has been furnished with an assumption agreement described in paragraph 5 hereof, and (2) that Executive may resign his employment for Good Reason at any time after a Change in Control. Subject to the express provisions of this Agreement, the Company shall have no obligation to retain or continue Executive as an employee.

    3.      Covered Termination After Change in Control. If a Change in Control
            -------------------------------------------
shall occur and if a Covered Termination shall occur on or after the Change in
Control:

    (a) The Company shall promptly pay Executive all salary and other compensation earned by him through the effective date of the Covered Termination.

    (b) During the Benefit Period, the Company shall pay the Executive's Monthly Base Salary immediately prior to the effective date of the Covered Termination on the effective date of the Change in Control, whichever shall be greater, subject to an offset for any unpaid portion of the Executive's retention or hiring bonus at such time as any unpaid portion is actually paid. At the option of the Executive, the base salary, as adjusted, shall be paid as follows:

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          (1)  In a lump sum amount, to be paid within 10 days after the effective date of the Covered Termination, or

          (2) In two equal monthly installments on the regular pay periods which occur on the 7th and 22nd of each month during the Benefit Period until the full amount of base salary has been paid. The amount of any payment due for a partial month shall be prorated based upon the number of days that such partial month bears to the total number of days in such month.

     (c) Any incentive bonus that would have been earned by Executive for that full fiscal year in which such Covered Termination occurred shall be paid when due.

     (d) During the Benefit Period, Executive shall be entitled to participate in all employee Benefits. To the extent that Executive's participation in any Benefits is not permitted, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive was entitled to receive prior to the Covered Termination.

     (e) Executive shall have the following rights with respect to any Company owned or leased automobile used by Executive immediately prior to a Covered Termination (herein the "Assigned Automobile"). Executive shall have the exclusive use of the Assigned Automobile during the Benefit Period. During this period Executive shall continue to receive any monthly automobile allowance and maintenance of the Assigned Automobile, as previously provided by the Company. The Company shall, at its expense, maintain liability, collision and other customary insurance covered for the Assigned Automobile and its use. Executive shall bear all other out-of-pocket expenses incurred in connection with the use or maintenance of the Assigned Automobile. Executive shall return the Assigned Automobile to the Company not later than ten days after the end of the Benefits Period, unless he elects to purchase said automobile under the purchase program in place prior to the Covered Termination.

     (f) The Executive shall have no obligation to mitigate the amount of any payment provided for in this paragraph by seeking employment.

     (g) Executive agrees that the Company's payment and performance of its obligations under this Agreement shall completely discharge all liabilities and obligations of the Company to Executive arising as a result of the cessation of Executive's employment; subject, however, to Executive's rights, if any, under any stock option agreement or profit


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     sharing plans, or under any other written agreement or instrument arising under any other employee benefit plan.

4.   Arbitration.  Any dispute or controversy arising under or in connection
     ------------
with this Agreement shall be resolved exclusively by arbitration in Los Angeles County, California, in accordance with the rules of the American Arbitration Association. If any dispute or controversy shall arise, the Company shall nevertheless pay to Executive the amounts that would be required to be paid by paragraph 3(a), (b) and (c) hereof as if Executive were entitled to such payments, pending resolution of such dispute or controversy in accordance with this paragraph 4. Judgment may be entered on the arbitrator's award by any court having jurisdiction. The expenses (including without limitation, the fees and expenses of counsel and expert witnesses) incurred by the prevailing party to the arbitration in connection with such arbitration shall be borne by the non-prevailing party; and the non-prevailing party shall also bear its own expenses of such arbitration as well as the fees and expenses of the arbitrator.

5.   Assumption Agreement.  The Company shall require any successor (whether
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direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company, by agreement which shall be in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it whether or not such succession had taken place.

6.   Miscellaneous.
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     (a)    All notices required or desired to be given hereunder shall be in writing and signed by the party so giving notice, and shall be effective when personally delivered, or upon the earlier of receipt or 72 hours after the same have been deposited in the United States mail, as certified or registered mail, return receipt requested, first class postage and fees prepaid, addressed as set forth below. Any party may from time to time change such party's address for giving notice by giving notice thereof in the manner outlined above to:

                            The Company at:
                            House of Fabrics, Inc.
                            Attention:  General Counsel
                            13400 Riverside Drive
                            Sherman Oaks, Calif. 91423

                            and to Executive at:
                            ___________________________
                            ___________________________
                            ___________________________
                            ___________________________


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     (b)    This Agreement shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, divisees and legatees of Executive. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to his estate. This Agreement shall inure to the benefit of and be enforceable by any successor to the Company.

     (c) The failure of either party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver, which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. This Agreement can be amended only by a written agreement executed by each party hereto.

     (d) Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected hereby.

     (e) The headings of the paragraphs of this Agreement have been inserted for convenience of reference only, and do not constitute a part of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.



EXECUTIVE                              HOUSE OF FABRICS, INC.



______________________________         By:  _________________________
        Gary L. Larkins                         Marvin S. Maltzman


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